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                                                                    Exhibit 99.1

Miller Exploration Company Announces $5 million Private Placement with Guardian Energy Management Corp.

HOUSTON, Texas--(PR Newswire)-July 13, 2000-Miller Exploration Company (NASDAQ:MEXP, the "Company" or "MEXP") announces today the closing of a $5 million convertible note and warrant agreement with Guardian Energy Management Corp. (GEMCO), a wholly owned subsidiary of Guardian Industries Corp. (Guardian), along with certain other financial transactions, including:

     . Execution of an agreement regarding a $2,500,000 placement of common stock and warrants with Eagle Investments, Inc. and acquisition of leasehold in Miller's core area of the Mississippi Salt Basin.

     . $500,000 placement of common stock (370,370 shares) with ECCO Investments, LLC.

MEXP issued its $5 million Convertible Note to GEMCO, which note will be interest free if its conversion to MEXP common stock is approved at a special MEXP shareholder meeting. Members of the Miller family and certain entities they control have entered into an agreement with GEMCO to vote their 5,260,124 shares of MEXP common stock in favor of the transaction at the special meeting. Upon shareholder approval, the MEXP Convertible Note held by GEMCO will automatically convert to 3,703,704 common shares at a conversion price of $1.35/share.

The Company also issued warrants to GEMCO to purchase additional common shares, as follows:


                                                      Exercise Period
          Warrants          Exercise Price          (from approval date)
          --------          --------------          --------------------

          1,562,500           $1.35/share                 1 year
          2,500,000           $2.50/share                 2 years
          9,000,000           $3.00/share                 4 years

The pricing for the common shares and the shares subject to warrants represents a 66% premium to MEXP's market price on the date the transaction was negotiated with GEMCO on June 1, 2000 (subsequently approved by MEXP's Board of Directors), based upon the weighted average exercise price of the warrants along with the conversion price of the Convertible Note at $1.35/share. The transaction price of $1.35/share was based upon the previous 11-day weighted average closing price of MEXP stock as of June 1, 2000. If the conversion of the $5 million Convertible Note to MEXP common stock is not approved by the shareholders within six (6) months, the note would bear significant interest.
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C. E. "Gene" Miller, Chairman of MEXP, stated:  "We are fortunate to have created both an alliance and substantial shareholder in Guardian Energy Management Corp. Guardian has an excellent reputation for strategic investments and is known as a long-term, strong financial partner. We will benefit from their involvement and advice on our Board, as well as their contacts throughout the industry."

Board of Directors
------------------

In connection with the transaction, GEMCO has the right to designate two members of MEXP's Board of directors. GEMCO has designated Paul A. Halpern and Robert
M. Boeve to fill the Board seats recently vacated by the resignations of Dan A. Hughes, Jr. and Frank M. Burke. Dan A. Hughes, Jr. and Frank M. Burke have been directors since February 1998. Their service to the Company over the years has been greatly appreciated.

Mr. Halpern is Vice-President of Operations for GEMCO and Associate Tax Counsel for Guardian. Mr. Halpern was formerly Tax Director for McDermott International Inc. He currently is responsible for GEMCO's energy exploration and production activities and certain tax functions for Guardian. Mr. Halpern received his Bachelor of Business Administration degree from Drexel University and received his law degree from Temple University.

Mr. Boeve is Manager and CEO of Jordan Exploration Company, LLC, which currently operates approximately 360 wells with exploration and/or operating interest in Texas, Oklahoma, Wyoming, North Dakota, and Michigan. Mr. Boeve received his MBA in Finance from the University of Minnesota. Mr. Boeve is also managing partner of the newly created ECCO Investments, LLC, a private investment company which recently invested $500,000 into MEXP in exchange for 370,370 common shares at $1.35/share.

Eagle Investments, Inc.
------------------------

In 1999, Eagle Investments, Inc. (Eagle) purchased approximately 5,451 acres of undeveloped leasehold for $3.9 million from MEXP. MEXP had certain rights to repurchase not less than 100% of the non-producing leasehold which expired in December 1999. Eagle which is owned 100% by C.E. "Gene" Miller (the Chairman of
MEXP) has agreed, subject to shareholder approval, to sell a portion of said acreage, to waive certain expirations and amend certain concessions of the subject agreements.

The Company has entered into an agreement with Eagle, which will allow the Company to purchase an undivided 50% of Eagle's undeveloped leasehold interest in the Mississippi Salt Basin, representing a net acreage position of approximately 2,300 acres. Miller Exploration was also granted a right of first offer, which expires December 31, 2000, on the balance of Eagle's leasehold, as well as its producing properties in the Mississippi Salt Basin. In addition to the sale of the leasehold, Eagle will invest $500,000. Upon shareholder approval, MEXP will issue

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1,851,851 common shares at $1.35/share.  The Company
also issued warrants to Eagle to purchase additional common shares, as follows:

                                                    Exercise Period
          Warrants           Exercise Price      (from approval date)
          --------           --------------      --------------------

          781,250              $1.35/share         1 year
          1,250,000            $2.50/share         2 years

Kelly Miller, President and CEO, commented, "The equity investment from Guardian, ECCO, and Eagle further de-levers the Company, provides additional financial flexibility to pursue our drilling program, increases our operational activity, in addition to creating other options and opportunities that will be of a strategic and long-term benefit. The Guardian and Eagle transaction will allow us to increase our working interest in our core area of the Mississippi Salt Basin that was previously sold to Eagle. The capital contribution from our Chairman, is a testament of his belief in both the current and future potential of the Company."

Debt Financing
--------------

The Company has received an extension to July 21, 2000 of its borrowing base re-determination from its existing senior lender, Bank of Montreal, to allow additional time for necessary documentation preparation with respect to an anticipated new credit facility with Bank One. The outstanding balance with its senior lender has been reduced from $37 million in April 1999 to approximately $11.5 million currently.

Guardian Industries Corp. is a privately-owned, multinational corporation based in Auburn Hills, Michigan. Together Guardian and its subsidiaries and affiliates constitute one of the largest global manufacturers of float glass and fabricated glass products for the commercial and residential construction industries and are a leading supplier of vehicle glass and exterior trim systems to the global automotive industry. Guardian Fiberglass, Inc., a Guardian subsidiary, is one of the largest manufacturers of fiberglass in the world and occupies a significant and growing position in the building materials distribution business. Guardian, its subsidiaries and affiliates employ 17,500 people and operate facilities in 17 countries on five continents.


MEXP is an independent oil and gas exploration and production company with established exploration efforts concentrated primarily in the Mississippi Salt Basin. MEXP emphasizes the use of 3-D seismic data analysis and imaging, as well as other emerging technologies, to explore for and develop oil and natural gas in its core exploration areas. MEXP is the successor to the independent oil and natural gas exploration and production business first established in Michigan by members of the Miller family in 1925. The Company's common shares trade on the NASDAQ under the symbol MEXP.

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Except for the historical data herein, the matters discussed in this press release are opinions, forward looking statements, assumptions, and estimates that are subject to a wide range of risks and uncertainties, and there is no assurance that the Company's goals, estimates and expectations will be realized. Any number of important factors could cause actual results to differ materially from those in the forward looking statements, including but not limited to the volatility of oil and gas prices and changes in oil and gas drilling and acquisition programs, operating risks, production rates, reserve replacement, reserve estimates, the effect of our hedging activities, the actions of our customers and competitors, government regulations, changes in general economic conditions, and the state of domestic capital markets and uncertainties more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission.



CONTACT:  Miller Exploration Company           Kelly E. Miller, President & CEO
          P.O. Box 348                         kmiller@mexp.com
          Traverse City, MI   49685-0348       www.mexp.com
          Phone: (231) 941-0004                Deanna Cannon, V.Pres. of Finance
          Fax: (231) 941-8312                  mail to:dcannon@mexp.com